UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 26, 2008

Date of Report (Date of earliest event reported)

SYNAPTICS INCORPORATED

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-49602	77-0118518

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3120 SCOTT BLVD. SUITE 130 SANTA CLARA, CALIFORNIA 95054

(Address of Principal Executive Offices) (Zip Code)

(408) 454-5100

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.
     In March 2006, Elantech Devices Corporation (“Elantech”) filed a Complaint for Patent Infringement against us claiming that we infringed one of its patents and seeking damages, attorneys’ fees, and a permanent injunction against us infringing or inducing others to infringe the patent. The Elantech patent relates to recognizing and providing an indication of the presence of multiple fingers on a touchpad. In April 2006, we filed our Answer to the Complaint and Counterclaims against Elantech, claiming that Elantech has infringed and induced infringement of four of our patents and seeking damages, attorneys’ fees, and a permanent injunction against infringing or inducing others to infringe. In addition, in December 2007, we filed a Complaint for Patent Infringement against Elantech claiming that Elantech infringed one of our patents relating to detecting the presence of multiple fingers on a touchpad and seeking damages, attorneys’ fees, and an injunction.
     The most recent development was that on March 20, 2008, the Court, based on its infringement ruling, filed an order preliminarily enjoining us from making, using, selling, importing into or offering to sell within the United States touchpad products containing our “Type 2” firmware code with enabled multiple finger counting functionality. We have previously developed additional ways to detect multiple fingers and have our own related patents.
     We are not shipping any products that utilize the contested code. As a result, the preliminary injunction will have no impact on us, our business, or our customers. Although the contested code is no longer used in our products, we do not believe the contested code infringes the Elantech patent and we intend to appeal the Court’s infringement ruling.
     We do not believe any aspect of the Court’s decision will have a material effect on our business. We intend to vigorously defend our patents and pursue our counterclaims.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED
Date: March 27, 2008	By:	/s/Russell J. Knittel
Russell J. Knittel
Executive Vice President, Chief Financial Officer, Secretary, and Treasurer